Exhibit 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

$5,000,000	March 14, 2022 (the “Issue Date”)

CPN-3	Metuchen, New Jersey

For value received TEVOGEN BIO INC, a Delaware corporation having its office at 48 Bridge Street, Metuchen, NJ 08840 (the “Company”) promises to pay to HMP Partners, LLC, or its assigns, with an address of 5 Jennie Ct, Cedar Grove, NJ, 07009 (the “Holder”) the principal sum of $5,000,000 with simple interest on the outstanding principal amount at the rate of four and a half percent (4.5%) per annum. Simple interest shall commence on the Issue Date and shall continue on the outstanding principal until paid in full or converted in accordance with this note (this “Note”). Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed. The Holder shall have the right, but not the obligation, to invest an aggregate amount of up to $20,000,000.00, including pursuant to this Note, through a series of up to three (3) convertible promissory notes (including this Note) issued by the Company to the Holder on and after February 15, 2022, with substantially identical terms and on the same form as set forth herein (such convertible promissory notes, collectively, the “HMP 2022 Notes”); provided that all HMP 2022 Notes must be issued on or prior to May 15, 2022. This Note is subject to the following terms and conditions:

1. Maturity.

(a) Repayment. Unless converted or repaid (as applicable) as provided in Sections 1(b), 2, 3, 5 or 6, all outstanding principal and any accrued but unpaid interest under this Note (the “Conversion Amount”) shall be due and payable upon demand of the Holder any time on or after March 14, 2025 (the “Maturity Date”).

(b) Conversion upon Maturity. In the event that neither a Qualified Financing nor a Change of Control (each as defined below) has been consummated on or before the Maturity Date, the Holder may, upon written notice to the Company at least five (5) days prior to the Maturity Date, effective upon the Maturity Date, elect to convert the Notes and the Conversion Amount with respect to each Note into shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), at a price per share equal to three (3) times the fair market value of a share of the Company’s Common Stock, as set forth in the Company’s most recent 409A valuation determined by an independent third party valuation firm, or, if no such valuation has been completed, as determined by the Board.

1

2. Conversion upon a Qualified Financing.

(a) Automatic Conversion. Concurrently with the closing of a Qualified Financing (as defined below), this Note and the Conversion Amount shall be automatically converted into the same class and series of convertible preferred stock, with the same rights, preferences, powers, privileges and restrictions, qualifications and limitations, as issued and sold in the Qualified Financing to other investors (except that if the Qualified Financing is the Company’s Initial Public Offering (as defined below), the Holder shall be entitled to receive the applicable number of shares of Common Stock via a private placement simultaneously with such Initial Public Offering) (the “Next Equity Securities”). “Qualified Financing” means (i) the first issuance of shares of convertible preferred stock by the Company following the date hereof in a single transaction or a series of related transactions primarily for capital raising purposes resulting in aggregate gross sale proceeds to the Company of at least $25,000,000.00 (excluding conversion of the HMP 2022 Notes and any other convertible notes or such other convertible securities issued by the Company and then outstanding that convert in connection with such a Qualified Financing), and with a price per share set based on agreement with one or more unaffiliated third party investors in such financing; provided, that any such third party investor setting the price per share may be the Holder and the Note held by the Holder shall not be considered in determining such affiliation status, or (ii) the Company’s Initial Public Offering. An “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

(b) Terms of Conversion.

(i) Upon conversion of this Note pursuant to this Section 2, the total number of shares of Next Equity Securities to be issued to the Holder shall be equal to the quotient obtained by dividing the Conversion Amount by the Conversion Price, rounded down to the nearest whole share. The “Conversion Price” means a price per share equal to the lesser of (x) eighty percent (80.0%) of the Qualified Financing Price Per Share, and (y) the price per share as calculated by dividing $980,000,000.00 by the number of shares used to calculate the price per share of the Next Equity Securities (other than shares included in such calculation to reflect conversion of the HMP 2022 Notes), or in the case of an Initial Public Offering, the number of shares outstanding prior to such offering and the conversion of the HMP 2022 Notes. The term “Qualified Financing Price Per Share” means the price per share paid for each share of the Next Equity Securities purchased by the investors in the Qualified Financing (which in an Initial Public Offering will be the price paid by the public for shares issued in the Initial Public Offering), other than through the conversion of any of the HMP 2022 Notes or any other convertible notes or such other convertible securities issued by the Company that will convert in connection with the Qualified Financing. Provided that the maximum number of shares issuable upon such conversion of all of the HMP 2022 Notes shall not exceed, in the aggregate, 2.5% of the total issued and outstanding shares of the Company, as calculated immediately prior to the issuance of Next Equity Securities purchased in the Qualified Financing, assuming the full amount of $20,000,000 in HMP 2022 Notes have been issued (and if a lesser amount have been issued, then such percentage shall be reduced accordingly to reflect the percentage of such full amount that was issued).

2

(ii) Upon the conversion of this Note pursuant to this Section 2, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Qualified Financing, including a purchase agreement and other ancillary agreements, with customary private placement representations and warranties from the Holder and transfer restrictions, and including a lock-up agreement in connection with a potential future public offering (including the Initial Public Offering) by the Company. The Holder agrees to execute all such agreements in connection with the conversion so long as the issuance of shares of the Company’s capital stock issued pursuant to the conversion of this Note are subject to the same terms and conditions applicable to the shares of capital stock sold in such Qualified Financing. The issuance of Next Equity Securities upon such conversion shall be upon the terms and subject to the conditions applicable to the Qualified Financing and the Company’s Articles of Incorporation and Bylaws and such other corporate governing documents.

3. Change of Control. In the event of a Change of Control (as defined below) prior to repayment of this Note in full pursuant to Sections 1(a), 5 or 6 or conversion of this Note pursuant to Sections 1(b) or 2, (a) the Company shall give written notice to the Holder of such Change of Control at least five (5) days prior to the anticipated closing date of such Change of Control and (b) immediately prior to such Change of Control, an amount in cash equal to the greater of (x) one hundred fifty percent (150%) of the Conversion Amount and (y) the amount the Holder would receive pursuant to such Change of Control had the Conversion Amount converted into shares of Common Stock pursuant to Section 1(b) immediately prior to such Change of Control shall become immediately due and payable immediately prior to the closing of such Change of Control, senior in preference to any payment in respect of any equity of the Company, in full satisfaction of the Company’s obligations under this Note and in lieu of the repayment of this Note pursuant to Section 1(a). The parties agree that for purposes of calculating original issue discount under this debt instrument, it shall be assumed that no payments will be due under this Section 3. The term “Change of Control” means (i) any merger or consolidation to which the Company is a party (except any merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation and in approximately the same relative proportions as they held voting stock of the Company, at least fifty-one percent (51%) of the voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation), (ii) the sale by the stockholders of the Company, in a single transaction or series of related transactions, of capital stock representing at least seventy-five percent (75%) of the outstanding voting power of the Company, or (iii) the sale, transfer, lease, exclusive license or exclusive sublicense, or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company; provided that a bona fide third party equity financing primarily for capital raising purposes shall not be deemed to be a Change of Control.

4. Mechanics and Effect of Conversion.

(a) Effectiveness of Conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including without limitation the obligation to pay such portion of the principal amount and accrued interest. Any interest accrued on this Note, including with respect to the payment for fractional shares pursuant to Section 4(c), that is not simultaneously converted into such equity securities by reason of such conversion shall be paid by the Company to the Holder at the time of such conversion. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

3

(b) Issuance of Certificates. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.

(c) Fractional Shares. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(d) Reservation of Stock Issuable Upon Conversion. Immediately prior to any conversion of this Note into shares of Common Stock or Next Equity Securities, as applicable, the Company shall use best efforts to at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock or Next Equity Securities, as applicable, solely for purposes of effecting the conversion of this Note such number of shares of Next Equity Securities and Common Stock, as applicable, as shall from time to time be sufficient to effect the conversion of this Note.

5. Events of Default; Remedies.

(a) Events of Default. Each of the following shall constitute an event of default (an “Event of Default”) under the Note: (i) the Company fails to pay any and all unpaid principal, accrued interest and all other amounts owing under the Note when due and payable pursuant to the terms of the Note; (ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company; (iv) the Company breaches any material term of the Note (unless such material breach is cured within twenty (20) days of notice to the Company of such breach); or (v) a default by the Company under any other indebtedness for borrowed money with an aggregate principal amount then outstanding in excess of $1,000,000 that results in the acceleration of payment of such indebtedness such that all principal and unpaid accrued interest becomes due and payable.

4

(b) Remedies. Subject to the provisions hereof, the Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently. If there shall be any Event of Default, this Note shall accelerate and all outstanding principal and unpaid accrued interest shall become due and payable (i) with respect to an Event of Default under Sections 5(a)(i) or 5(a)(iv) above, automatically and immediately following the declaration of such Event of Default by the Holder in a written notice to the Company, or (ii) with respect to an Event of Default under Sections 5(a)(ii), 5(a)(iii) or 5(a)(v), automatically and immediately upon the occurrence of such Event of Default. From and after the date set forth in clause (i) or (ii) above, as applicable, until the date this Note is repaid or converted in full, the outstanding principal amount shall bear interest at a rate of ten percent (10%) per annum.

6. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note only with the written consent of the Holder.

7. Updates. From the Issue Date of this Note to the Holder, until the earlier of the closing of the Qualified Financing or the consummation of a Change of Control, the Company shall, upon the request of the Holder made no more frequently than once per calendar quarter, provide the Holder with a high-level oral update on the status of the Company’s affairs, finances and accounts; provided, however, that the Company shall not be obligated pursuant to this Section 7 to provide access to any information that it reasonably and in good faith, after consultation with its legal counsel and advisors, considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

8. Representations and Warranties of the Company. By issuance and delivery of this Note, the Company hereby represents and warrants to the Holder as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite legal and corporate power and authority to execute and deliver this Note and to carry out and perform its obligations under the terms of this Note.

(b) Neither the execution nor delivery of this Note, nor the compliance with the terms of this Note, will conflict with or result in the breach of under the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company or of any material agreement or instrument to which the Company is now a party.

(c) This Note has been duly executed and delivered by the Company.

5

(d) The Company has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act of 1933, as amended (the “Act”) (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in the first paragraph of Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of this Note; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of this Note (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

9. Representations and Warranties of the Holder. By acceptance of this Note, the Holder hereby represents and warrants to the Company as follows:

(a) The Holder has been advised that this Note, the shares of the Company’s capital stock issuable upon the conversion of this Note (the “Conversion Securities”) and the shares of the Company’s capital stock issuable upon the conversion of such Conversion Securities (collectively, the “Securities”) have not been registered under the Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Holder is aware that the Company is under no obligation to effect any such registration with respect to the Securities or to file for or comply with any exemption from registration. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy. The Holder understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities. The Holder has not been formed solely for the purpose of making this investment and the Securities will be acquired by the Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Neither the Holder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities. The Holder is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Holder has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to accredited investor status. Any such information is true, correct, timely and complete. The residency of the Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Holder’s signature page hereto.

6

(b) The Holder acknowledges that the Company has given the Holder an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of this Note with the Company’s management.

(c) The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Note. With respect to such matters, the Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

(d) None of (i) the Holder or (ii) to its knowledge, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, is subject to any Disqualification Event (as defined in Section 2(p)), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the date of this Note in writing in reasonable detail to the Company.

10. Confidentiality. The Holder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Note, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10 by the Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; or (ii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

11. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, and except with respect to a transfer of this Note by the Holder to the Holder’s affiliates (for which no consent shall be required), the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

7

12. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the Company and the Holder shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

14. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon the Company, the Holder and each permitted transferee of this Note.

15. Entire Agreement. This Note is the entire agreement between the Company and the Holder pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Company and the Holder are expressly canceled; provided, however, that neither this Note nor any of the other HMP 2022 Notes shall amend, supplement, restrict, modify or condition the terms, rights, privileges and preferences set forth in that certain Convertible Promissory Note dated January 22, 2021 by and between the Company and the Holder.

16. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

17. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

18. Stockholders, Officers and Directors Not Liable. In no event shall any, stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

19. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver, in lieu of such Note, a new Note of like tenor.

20. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid under this Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

21. No Rights as a Stockholder. Until the conversion of this Note, the Holder shall not have or exercise any rights as a stockholder of the Company.

[Remainder of Page Intentionally Left Blank]

8

IN WITNESS WHEREOF, the parties have caused this Convertible Promissory Note to be executed as of the date first above written.

TEVOGEN BIO INC

		By:	/s/ Kirti Desai
		Name:	Kirti Desai, CPA
		Title:	CFO

Acknowledged and Agreed:

HMP Partners, LLC

By:	/s/ Manmohan Patel
Name:	Manmohan Patel, MD
Title:	CEO

9

September 12, 2023

HMP Partners, LLC

5 Jennie Ct.

Cedar Grove, NJ 07009

Dear Manmohan Patel,

Reference is made to that certain Convertible Promissory Note (the “Existing Note”) dated March 14, 2022, made by Tevogen Bio Inc (the “Company”) in favor of HMP Partners, LLC (the “Holder,” and, together with the Company, the “Parties”).

This letter agreement to amend the Existing Note (this “Amendment”) is entered into between the Company and the Holder as of the date first written above and hereby amends the Existing Note. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Existing Note. The Parties acknowledge and agree that the terms, conditions, agreements, and understandings described in this Amendment shall be binding solely between the Parties and solely with respect to the Existing Note. Under the terms of this Amendment, the Parties hereby agree to amend the Existing Note as follows:

A.	A new Section 22 shall be added to the Existing Note and shall read as set forth below:

22.	SPAC Transaction. Notwithstanding anything to the contrary in this Note:

(a) this Note shall convert as of immediately following the consummation of any SPAC Transaction (as defined below) into the number of shares of the special purpose acquisition company (the “SPAC”) that is a counterparty to the Company or its stockholders in the SPAC Transaction equal to (x) the quotient obtained by dividing the Conversion Amount by the Conversion Price, multiplied by (y) the number of shares of capital stock of the SPAC for which each Pre-Closing Issued and Outstanding Share is exchanged in the SPAC Transaction;

(b) “SPAC Transaction” means a transaction or series of related transactions whereby the Company merges with or into, or otherwise combines with, a publicly listed SPAC or a subsidiary thereof and the Pre-Closing Issued and Outstanding Shares are exchanged for shares of capital stock of the SPAC;

(c) with respect to a SPAC Transaction, “Conversion Price” means a price per share equal to the lesser of (x) 80% of the SPAC Price Per Share and (y) the price per share calculated by dividing $980,000,000 by the number of Pre-Closing Issued and Outstanding Shares;

(d) the “SPAC Price Per Share” means the quotient obtained by dividing the enterprise value attributable to the Pre-Closing Issued and Outstanding Shares in the SPAC Transaction (assuming for the avoidance of doubt that no contingent payments will be received in the SPAC Transaction), as determined by the Board of Directors of the Company in good faith, by the Pre-Closing Issued and Outstanding Shares; and

(e) the “Pre-Closing Issued and Outstanding Shares” means the shares of voting and non-voting common stock of the Company outstanding as of immediately prior to the consummation of the SPAC Transaction.

This Amendment and the Existing Note constitute the entire agreement between the Company and the Holder pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Company and the Holder pertaining to the subject matter hereof are expressly canceled. This Amendment may be amended or waived only with the written consent of the Company and the Holder. Sections 10 (Confidentiality), 12 (Governing Law), and 13 (Notices) are incorporated herein by reference.

[Signature Page Follows]

TEVOGEN BIO INC.

By:	/s/ Kirti Desai
Name:	Kirti Desai
Title:	Chief Financial Officer

Acknowledged and Agreed:

HMP PARTNERS, LLC

By:	/s/ Manmohan Patel
Name:	Manmohan Patel, MD
Title:	CEO

[Signature Page to Convertible Note Amendment Letter Agreement]